Exhibit 10.2

FTI CONSULTING, INC. 2009 OMNIBUS INCENTIVE COMPENSATION PLAN

CASH UNIT AWARD AGREEMENT

To                     :

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (the “Award”) of              cash units (the “Units”) pursuant to the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated effective June 2, 2010, as further amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. Each Unit represents, on the books of the Company, a unit which is equivalent in value to one share of the Company’s common stock, $0.01 par value (the “Common Stock”). The effective “Grant Date” will be             ,         , subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company.

This Cash Unit Agreement (the “Agreement”) and the Award and the Units are made in consideration of your employment with the Company or your Employer (as hereafter defined) and is subject to any applicable terms of the written employment arrangements or successor agreement, as amended from time to time, to which you are subject (“Employment Agreement”), if applicable, between you (the “Employee”) and the Company or an Affiliate of the Company (the “Employer”). The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and any terms and conditions relating to Units or this Award contained in the Employment Agreement (if applicable), and specifies other applicable terms and conditions of your Award. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under this Agreement or the Plan with respect to the Award.

Copies of the Plan or the Prospectus for the Plan are attached or have otherwise been electronically provided to you. By executing this Agreement, you acknowledge that you have received copies of those documents and have read, understand and agree to all terms. You may request additional copies of the those documents by contacting the Secretary of the Company at FTI Consulting, Inc., 2 Hamill Road, North Building, Baltimore, Maryland 21210 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

1. Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement. Unless otherwise noted, all terms not defined in this Agreement (including the Glossary) have the meanings given in the Plan or, if applicable, the Employment Agreement.

2. Employment Agreement. All of the Award and Units are nonvested and forfeitable as of the Grant Date. The Award and Units are granted subject to the forfeiture, vesting and other provisions specifically set forth in this Agreement or the Employment Agreement (if applicable). Notwithstanding anything to the contrary, the Award and the Units will be subject to and bound by all terms and conditions in this Agreement and the Plan not specifically covered by or if contrary to the effective Employment Agreement (if applicable).

3. Vesting Terms and Conditions. Notwithstanding any provision of the Plan, or the Employment Agreement to the contrary, the following terms and conditions will apply:

(a) Vesting. All of the Units are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur,     % of the Units will vest and become nonforfeitable on                      [Dates], such that the Award will be vested and non-forfeitable for 100% of the Units on                      [Date]; except none of the Units will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless otherwise provided in this Agreement or the Employment Agreement (if applicable).

(b) Acceleration of Vesting; Continued Post-Termination Vesting. [RESERVED FOR OTHER VESTING TERMS]

(c) Forfeiture. [RESERVED FOR FORFEITURE TERMS]

4. Restrictions on Transfer. You may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Units, and unvested Units may not be subject to execution, attachment or similar process. Any sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, or purported sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

5. Payment. Subject to the provisions of Section 3 above, Units that become vested and payable hereunder shall be paid within two and one-half months of the applicable vesting date under Section          hereof. Such payment shall be made in a lump sum cash amount determined by multiplying (i) the number of vested Units that have become payable by (ii) the Fair Market Value of a share of Common Stock of the Company for the vesting date. Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments so delayed shall be paid in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

6. Postponement of Payment. The Company may postpone the delivery of payment for the Units for so long as the Company determines to be necessary or advisable to satisfy the following, subject to the requirements and limitations of Code Section 409A:

i.	compliance with any requests for representations; and

ii.	receipt of proof satisfactory to the Company that a person seeking payment for the Units on your behalf upon your Total and Permanent Disability (if necessary), or upon your estate’s behalf after your death, is appropriately authorized.

7. Tax Withholding. By signing this Agreement, you authorize your Employer and the Company to withhold any federal, state and local taxes required by law to be withheld in connection with the vesting of Units and payment on account of the Award from the payment due you on account of the vesting of the Units.

8. Adjustments for Corporate Transactions and Other Events. The Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization and other extraordinary or unusual or non-recurring events.

9. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement (if applicable) or other Service relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or Service relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a service relationship with, the Company (or your Employer) or any of its Affiliates for any period of time. This Agreement does not limit in any manner the right of your Employer or the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of any Units or any other adverse effect on your interests under the Plan.

10. The Company’s Rights. The existence of the Award and the Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Entire Agreement. This Agreement, inclusive of the Plan and the applicable terms of the Employment Agreement incorporated into this Agreement, contains the entire agreement between you, your Employer and the Company with respect to the Award and the Units. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Units are superseded by this Agreement and are void and ineffective for all purposes.

12. Conformity and Conflicts. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any term in this Agreement, the Plan or your Employment Agreement (if applicable), the provisions of, first, the Plan, second, this Agreement and lastly, your Employment Agreement (if applicable), will control in that order of priority, except in the case of Section 14 of this Agreement, which will control in all cases.

13. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award and Units as determined in the discretion of the Committee, except as provided in the Plan or the Employment Agreement (if applicable) or in any other written document signed by you and the Company.

14. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Units will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

15. Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s) as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

16. Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17. Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

19. Transfer of Personal Data. You authorize, agree and unambiguously consent to the transmission by the Company (or any subsidiary) of any personal data information related to the Award and Units under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of your home country and including to countries with less data protection than the data protection provided by your home country. This authorization and consent is freely given by you.

20. Unfunded Status. The Units and the bookkeeping account to which they are credited shall not be deemed to create a trust or other funded arrangement. Your rights with respect to the Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall you have any other interest in any asset of the Company by virtue of the Award.

21. Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Code Section 409A and the treasury regulations and other official guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. Any termination of employment described herein shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

{The Glossary follows on the next page}

GLOSSARY

(a) [RESERVED FOR DEFINED TERMS]

(b) “Service” means your employment or other service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(c) “You,” “Your” means the recipient of the Award as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{Signature page follows}

IN WITNESS WHEREOF, this Agreement is dated and has been executed as of                     .